EXHIBIT 99.1

Interline Brands Announces New Senior Vice President of Sales

JACKSONVILLE, Fla., June 13, 2011 -- Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations products, today announced the appointment of John McDonald as Senior Vice President of Sales.

“We are pleased to welcome John to the Interline team,” said Michael Grebe, Chairman and Chief Executive Officer. “John comes to us with an impressive track record of sales performance over his 20 plus year career, with significant experience in shaping strategy, improving sales performance and developing and motivating teams. The addition of John to Interline Brands is an important step in our plan to profitably grow our business through expanding customer relationships, penetrating new markets, driving national account growth, and accelerating sales on our e-commerce platform.”

Mr. McDonald will assume responsibility for the Company’s sales efforts and will report to Ken Sweder, the Company’s President and Chief Operating Officer.

“John’s experience in managing large sales organizations, including field sales, national account sales, inside sales, and e-commerce, makes him an excellent fit in his new role with the Company,” said Mr. Sweder. “Importantly, John is not only a great sales manager, but also a business leader. I have every confidence that his leadership and contribution to our growth will help strengthen our position as a leading broad-line MRO distributor.”

Mr. McDonald joins Interline after serving as President and Chief Operating Officer of Service Brands International, a multi-concept franchisor. Prior to this, Mr. McDonald served at Kinko’s as Senior Vice President of Sales, Commercial Document Solutions, as well as at FedEx Kinko’s as Executive Vice President of Business Development and Sales. Earlier in his career, Mr. McDonald worked at Moore Corporation and Manpower Corporation. He has an undergraduate degree in economics from the University of Western Ontario in Toronto.

About Interline

Interline Brands is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline Brands provides maintenance, repair and operations products to a diversified customer base of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the “Investor Relations” page of the Company’s website at http://ir.interlinebrands.com/.

CONTACT: Lev Cela 904-421-1441